Exhibit 10.6

October 22, 2012

Mr. Alexander Casdin

Via email to counsel

Re: Separation Agreement

Dear Alex:

This letter agreement (the “Agreement”) sets forth your agreement with Sophiris Bio Inc. (the “Company”), regarding your termination as an employee of the Company. This Agreement shall become effective on the “Effective Date” specified in Section 13 below.

1. Separation Date. Your employment with the Company is terminated effective September 14, 2012 (the “Separation Date”).

2. Severance Benefits. In exchange for your promises and releases in this Agreement, and provided that this Agreement becomes effective, you will receive the following benefits:

(a) severance in the form of continuation of your base salary in effect as of the Separation Date for a period of three (3) months following the Separation Date (the “Severance Period”), less required deductions, paid semi-monthly on the Company’s regular payroll dates; and

(b) provided that you timely elect continued health insurance coverage under the federal COBRA law, the Company will directly pay, or reimburse you for, one-hundred percent of the cost of premiums for such health insurance continuation coverage until the earlier of (i) three (3) months following the Separation Date or (ii) the date you and your covered dependents are eligible to be covered by similar plans of your new employer.

3. Option Vesting and Exercise. In exchange for your promises and releases in this Agreement, and provided that this Agreement becomes effective, the vesting of your options to purchase the common stock of the Company (the “Options”) shall be accelerated effective on the Separation Date such that one hundred thousand six hundred sixty-six thousand six hundred sixty-six (166,666) shares shall be vested and exercisable by you following the Effective Date of this Agreement. Your right to exercise vested Options shall, in addition to the requirements of this section 3, be governed by your stock option grant notice, stock option agreement, the applicable equity incentive plan of the Company, and any other documents between you and the Company setting forth the terms of your stock option grants.

4. Accrued Salary and Vacation. The Company will pay you all accrued salary earned through the Separation Date, at the rates then in effect, subject to standard payroll deductions and withholdings. The Company will calculate and pay your accrued, unused vacation pay, if any. You are entitled to these payments by law.

5. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date.

6. Expense Reimbursement. You agree that within thirty (30) days following the Separation Date you will submit your final documented employee expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

7. Return of Company Property. You will promptly return (no later than September 18, 2012) to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memoranda, notes, notebooks, drawings, books and records, plans, forecasts, reports, proposals, studies, agreements, financial information, personnel information, sales and marketing information, research and development information, systems information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

8. Proprietary Information Obligations. You hereby acknowledge and reaffirm your continuing obligations (the “Proprietary Information Obligations”) under the “Employee Confidentiality and Inventions Assignment Agreement between the Company and yourself (the “Confidentiality Agreement”).

9. Cooperation and Assistance; Confidentiality. You agree that you will not voluntarily provide assistance, information, encouragement, or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim by or against the Company, nor shall you induce or encourage any person or entity to do so. The foregoing sentence shall not prohibit you from testifying truthfully under subpoena. You agree to cooperate with the Company to the extent necessary regarding transition-related issues and to provide (voluntarily and without legal compulsion) prompt cooperation and accurate and complete information to the Company in the event of litigation involving the Company or its officers or directors and to respect and preserve all privileges held by or available to the Company. The provisions of this Agreement shall be held in the strictest confidence and shall not be publicized or disclosed in any manner whatsoever. Notwithstanding the prohibition in the preceding sentence; (a) you may disclose this Agreement, in confidence, to your immediate family; (b) the parties may disclose this Agreement in confidence to their attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to comply with standard corporate filing and reporting obligations; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

10. Non-interference. You agree that during the Severance Period you will not induce, recruit, encourage, or solicit, directly or indirectly, whether for yourself or on behalf of any person, corporation, partnership, or entity, any employee, contractor, or consultant of the Company to terminate, restrict, resign, or limit, his/her/its employment by or relationship with the Company.

11. Release of claims. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, stock options, or fringe benefits; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the provisions of this Section 11 shall not release or affect (i) any rights you may have under this Agreement, or (ii) any rights to indemnification, reimbursement or similar protection you may otherwise have under the Bylaws of the Company or pursuant to any written indemnification agreement between you and the Company. In exchange for the consideration provided by you pursuant to this Agreement, except as otherwise specifically noted below, the Company hereby generally and completely releases you from any and all claims liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected, disclosed and undisclosed, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to and including the Company signing this Agreement; provided, however, that the Company does not release you from any acts of intentional financial misconduct, embezzlement, financial fraud, or willful misappropriation of corporate resources committed directly or indirectly by you against the Company (the “Retained Claims”). The Company reserves all rights regarding the Retained Claims. The release of claims in this Agreement does not extend to those rights which as a matter of law cannot be waived.

12. Section 1542 Waiver. In granting the releases herein, you hereby acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of claims herein.

13. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA, and that the consideration given for the waiver and release in the preceding paragraphs is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement, and you acknowledge that you have done so; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired without you having earlier revoked this Agreement (the “Effective Date”).

14. Remedies for Breach. In the event that you breach any material provision of this Agreement, including but not limited to Sections 7-10 herein, the following, in addition to all other legal and equitable remedies available to the Company, shall apply: i) the Company shall have the right to immediately cease providing the payments specified in Sections 2(a) and 2(b) herein.

15. Miscellaneous. This Agreement, along with the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and the Chief Executive Officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.

If this Agreement is acceptable to you, please sign below and return one original to me.

Sincerely,

SOPHIRIS BIO INC.

By:	/s/ Randall E. Woods
Randall E. Woods
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Alexander Casdin	October 30, 2012
Alexander Casdin	Date